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                                                                   EXHIBIT 10.04

                                  [WEST(SM) LOGO]

TO: PAUL MENDLIK

FROM: TOM BARKER

DATE: DECEMBER 1, 2003

RE: 2004 COMPENSATION PLAN - EXHIBIT A

The 2004 compensation plan for your employment as Chief Financial Officer for West Corporation is as follows:

         1. Your base salary will be $250,000.00. Should your employment terminate before the end of the year, you will be compensated for your services through the date of your actual termination per your Employment Agreement. This will be reviewed on an annual basis and revised, if necessary in accordance with the consumer price index.

2. You will receive a guaranteed bonus of $62,500 per quarter through December 31, 2004. This will be compared to a quarterly performance bonus calculated by multiplying the year-to-date growth and profits for each quarter by a profit growth participation factor. If the quarterly performance bonus calculation results in an amount greater than your guaranteed bonus you will be paid the performance bonus for that quarter. Your rate factors for the quarterly performance bonus plan for 2003 are as follows:

PROFIT GROWTH             PROFIT GROWTH PARTICIPATION FACTOR
-------------             ----------------------------------
   0% - 9.99%                             .009
 10% - 14.99%                            .0115
     15%+                                 .012

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         Please note that a negative year-to-date profit calculations at the end of any given quarter will result in "loss carry forward" to be applied to the next quarterly year-to-date calculation. All bonuses will be paid within thirty (30) days of the end of the quarter.

4. For the purposes of this Exhibit A, profit shall be defined as pre-tax profit growth of the Company on a consolidated basis.

5. All pre-tax, pre-corporate allocation profit and net income objectives are based upon West Corporation operations and will not include profit and income derived from mergers, acquisitions, joint ventures, stock buy backs or other non-operating income unless specifically and individually included upon completion of the transaction.

6. The benefit plans, as referenced in Section 7(i), shall include insurance plans based upon eligibility pursuant to the plans. If the insurance plans do not provide for continued participation, the continuation of benefits shall be pursuant to COBRA. In the event Employee's benefits continue pursuant to COBRA and Employee accepts new employment during the consulting term, Employee may continue benefits thereafter to the extent allowed under COBRA. In no event shall benefits plans include the 401K Plan or the 1996 Stock Incentive Plan.

7. At the discretion of management, you may receive an additional bonus based on the Companies' and your individual performance.

8. The factors for your quarterly performance bonus plan will be reviewed and presented for your 2005 compensation plan in December of 2004.

                                            /s/ Paul Mendlik
                                            ------------------------
                                            Employee - Paul Mendlik